Exhibit 99.1

TD SYNNEX Announces Closing of Secondary Public Offering of Common Stock and Concurrent Share Repurchase

FREMONT, CA and CLEARWATER, FL, January 30, 2023 – TD SYNNEX Corporation (NYSE: SNX) (“TD SYNNEX” or the “Company”) today announced the closing of a secondary public offering of an aggregate of 5,175,000 shares of its common stock by certain entities managed by affiliates of Apollo Global Management, Inc. (the “Selling Stockholders”), which includes 675,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares of common stock held by the Selling Stockholders. TD SYNNEX did not receive any of the proceeds from the sale of shares by the Selling Stockholders in the offering.

In addition, the Company purchased from the underwriters 900,000 shares of common stock as part of the secondary public offering, at the public offering price of $97.00 per share, resulting in a purchase price of $87.3 million (the “Concurrent Share Repurchase”), under the Company’s existing $1 billion share repurchase program. The Company used existing cash on hand to fund the Concurrent Share Repurchase. The underwriters did not receive any underwriting discount for the shares repurchased by the Company.

Goldman Sachs & Co. LLC, Barclays and Citigroup acted as lead book-running managers for the offering. BofA Securities, Mizuho, RBC Capital Markets, Apollo Global Securities, BNP PARIBAS, HSBC, MUFG and Wells Fargo Securities also acted as joint book-running managers with respect to the offering. Academy Securities and Siebert Williams Shank acted as co-managers for the offering.

The shares of common stock in the public offering were sold by the Selling Stockholders pursuant to a shelf registration statement (File No. 333-259270) relating to the resale of the shares which was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective on September 2, 2021. The offering was made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and may be obtained by contacting: Goldman Sachs & Co. LLC by mail at 200 West Street, New York, NY 10282, Attention: Prospectus Department, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, by mail at 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by email at barclaysprospectus@broadridge.com; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, by mail at 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TD SYNNEX

TD SYNNEX is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’s approximately 23,500 co-workers are dedicated to uniting compelling IT products, services and solutions from 1,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit www.TDSYNNEX.com, follow us on Twitter, LinkedIn, Facebook and Instagram.

Contact:

Liz Morali

Investor Relations

510-668-8436

ir@tdsynnex.com

Bobby Eagle

Global Corporate Communications

727-538-5864

bobby.eagle@tdsynnex.com